Oportun Names Bill Franklin as Chief Financial Officer

Seasoned financial services executive brings deep consumer lending and public markets expertise to advance Oportun’s mission and profitable growth.

SAN MATEO, Calif., September 8, 2026 (GLOBE NEWSWIRE) — Oportun (Nasdaq: OPRT), a mission-driven financial services company, announced that Bill Franklin has joined the Company as Chief Financial Officer, effective today, September 8, 2026. Franklin will lead Oportun's finance organization and partner with the executive leadership team to advance the Company's financial strategy, operating discipline, and long-term value creation.

"Bill brings an ideal combination of strategic finance leadership and deep consumer financial services experience, alongside a strong understanding of the public markets," said Doug Bland, Chief Executive Officer of Oportun. "He is a thoughtful, disciplined operator who knows how to set financial strategy in order to drive business performance. I am delighted to welcome Bill to Oportun at this pivotal moment, with our focus on building a durable, profitable growth engine."
Franklin brings more than 20 years of financial leadership experience with increasing levels of responsibility in financial planning and analysis, capital markets, investor relations, and corporate development. At Discover Financial Services, he served as Senior Vice President and Chief Financial Officer of Consumer Banking overseeing financial planning and analysis for Discover’s consumer lending and deposit businesses, including personal loans. He previously held leadership roles as Assistant Treasurer and Head of Investor Relations. "Oportun's differentiated platform, and the opportunity to create sustainable value are compelling," said Franklin. "I am excited to join Doug and the team and look forward to helping the Company accelerate its mission, empowering its members to build a better future."

About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $22.7 billion in responsible and affordable credit, saved its members more than $2.5 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit oportun.com.

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
michael@cosmo-pr.com
(415) 596-1978